EXHIBIT 10.1

EVIO, Inc. Enters into Letter of Intent to Acquire Leading Edge Pharms, Inc.

NEWS PROVIDED BY

EVIO Inc.

Jul 12, 2021, 13:09 ET

HENDERSON, Nev., July 12, 2021 /PRNewswire/ -- EVIO Inc. (OTC: EVIO) is pleased to announce that is has entered into a Letter of Intent to acquire Leading Edge Pharms, Inc. (LEP) of Henderson, Nevada. LEP is a biotechnology company focused on the research, development, and commercialization of novel cannabinoid therapies and innovative drug delivery systems that provide safe and effective topical solutions for pain management.

LEP offers proprietary formulations and a non-systemic delivery system to enhance the permeation and relief process for topically delivered medication to damaged skin, muscle, joint, and nerve tissue.

LEP has formulated a line of products including CANNAVERA™, a family of topical pain relief products currently pending for over-the-counter (OTC) registration with the FDA. The company has several other products and trademarked brands in late stages of development, including cosmetics, feminine care, pet health and wellness, and dental and oral care products. All products are manufactured in an FDA-registered facility and follow Current Good Manufacturing Practice (CGMP) guidelines. All ingredients are certified natural and safe.

Terms of the acquisition include EVIO performing detailed due diligence, including technical review and testing of the company's products and methods. Pending regulatory review and shareholder approval, EVIO will authorize additional shares to support the acquisition. EVIO will also add at least two board members and executive positions from LEP, and EVIO will release its audited financials.

1

Lori Glauser, interim CEO, says, "While EVIO continues to operate in the testing space, we have been on the lookout for complimentary businesses that align with our mission and also strengthen our portfolio. Leading Edge Pharms offers an established product line with proven efficacy that offers higher margins and entrance into the consumer marketplace. I am also pleased to partner with a strong team of experienced executives who will help lift EVIO to the next level."

Strategic Deal Highlights:

The LEP acquisition is expected to provide numerous strategic and financial benefits that will further EVIO's goal of becoming a leading manufacturer of CBD consumer packaged goods. The acquisition promises to enhance our world-class research and development team, distribution network, and product offering, including:

•	Access to the largest cannabinoid market in the world, with immediate entry into the U.S. CBD market—currently estimated at nearly $6 billion and expected to expand at a compound annual growth rate (CAGR) of 21.2% from 2021 to 2028. With exposure to the U.S. CBD market through the LEP acquisition, EVIO will grow further by actively pursuing complementary business lines and providing a pathway to enter the hemp-based cannabinoid legal market.
•	Strengthened leadership, via the addition of a highly experienced management team with proven track records in pharmaceutical research and development, consumer packaged goods, e-commerce, and marketing. Additionally, the LEP team brings enhanced expertise in producing and distributing high quality cannabinoid-based health and wellness products. EVIO's and LEP's shared commitment to formulating and manufacturing best-in-class innovative products will be bolstered by IP-sharing, continued quality control, stability, and enhanced testing protocols across all platforms in the U.S.
•	Plans to introduce LEP's formulations to the Canadian market, which is expected to drive market share in the health and wellness vertical where EVIO intends to be a market leader.

Mark Watson, president of LEP, says, "Innovation, quality, and customer centricity have always been core pillars of Leading Edge Pharms' strategy since our founding five years ago. In EVIO, we found a partner that has years of technical expertise in multiple jurisdictions, including product formulation, cannabinoid science, product quality assessments, and regulatory compliance vital to our next stage of growth. We look forward to joining the EVIO family and empowering even more people to live healthier lives. We are deeply thankful to our founding team for getting us to this stage."

2

About EVIO Inc.

EVIO, Inc. is a provider of analytical testing services for cannabis, hemp, and CBD products. EVIO maintains full-service, licensed and accredited laboratory operations in California, Oregon, and Canada. EVIO also provides clients with quality analytical R&D and consulting services to help them produce the best, compliant products.

For more information, visit www.eviolabs.com.

About Leading Edge Pharms, Inc.

Leading Edge Pharms, Inc. (LEP) is a biotechnology company focused on the research, development, and commercialization of novel cannabinoid therapies and innovative drug delivery systems. LEP is the developer of CANNAVERA™, a line of topical pain relief products available online at www.lencura.com and in independent pharmacies and drug stores across the Mid-South and the North-East United States. All LEP products are manufactured in FDA- registered facilities adhering to Current Good Manufacturing Practices.

For more information, visit www.leadingedge.com and follow Leading Edge Pharms on LinkedIn and Twitter.

3

Safe Harbor Statement

Any statements in this press release that are not statements of historical fact may be considered forward-looking statements pertaining to anticipated or projected plans, performance, and developments, as well as other statements relating to future operations and results. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only, and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the Company's ability to complete product testing and launch product commercially, the acceptance of product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in Company reports filed with the Securities and Exchange Commission, available at www.sec.gov or www.eviolabs.com.

For Further Information:

EVIO Inc.:

Lori Glauser, Interim CEO

info@eviolabs.com

1-702-748-9944

Leading Edge Pharms:

Mark Watson, President

mwatson@leadingedge.com

+1-800-813-0013

SOURCE EVIO Inc.

Related Links

https://eviolabs.com

4